AMENDMENT SIX
TO THE FLEETBOSTON FINANCIAL CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(1996 Restatement), AS AMENDED

          WHEREAS, the Human Resources and Board Governance Committee of the Board of Directors of FleetBoston Financial Corporation has determined that it is desirable to amend The FleetBoston Financial Corporation Supplemental Executive Retirement Plan (1996 Restatement), as amended (the “Plan”), as permitted by Article 7 of the Plan.

          NOW THEREFORE, the Plan is hereby amended as follows, effective as of the date hereof:

          The following item 3 is hereby added after item 2 (“Mr. Breitman”) of Section A of Appendix A:

3.        Mr. Terrence Murray. Mr. Murray shall be entitled to receive a retirement benefit (the “Retirement Benefit”) determined under the Plan, subject to the following:

•	Notwithstanding anything to the contrary in the Plan, including section 5.1(a)(ii) of the Plan, the term “Average Annual Compensation” under the Basic Plan shall be defined as the average of the highest three years’ Form W-2, Box 1 compensation for the 1996 to 2000 calendar years, plus any amounts of compensation deferred by the Participant under the Company’s deferred compensation plans for such years that would have been includible in the Participant’s gross income for Federal income tax purposes for such years but for such deferral.

•	Notwithstanding anything in the Plan to the contrary, fifty-five percent (55%) to sixty-five percent (65%), as elected by Mr. Murray at retirement, of the value (based on the 1983 Group Annuity Mortality Table for Males and the interest rate used for lump sum calculation purposes described in the next sentence) of the Retirement Benefit will be payable in the form of a 100% Qualified Joint and Survivor Annuity. The remaining portion of the value of the Retirement Benefit will be payable as a twenty-year certain only payment (the “Twenty-Year Certain Only Portion”) commencing at such time as elected by Mr. Murray at least twelve months prior to retirement, with remaining payments, if Mr. Murray should die before receiving the twenty payments, payable for the remainder of the 20-year period to the beneficiary or beneficiaries designated by Mr. Murray during his lifetime, provided that if at the time of Mr. Murray’s death no beneficiary shall have been designated by Mr. Murray or all such beneficiaries shall have died within the 20-year period, the unpaid amounts of the Twenty-Year Certain Only Portion shall be paid to The Murray Family Charitable Foundation. Notwithstanding the foregoing, if Mr. Murray makes a written election at least twelve months prior to retirement (the “First Election”), the Twenty-Year Certain Only Portion will be payable at such time or times on or after retirement as so elected, either in a single lump sum or in up to eighteen annual payments, with the remainder payable as a lump sum, with any such lump sum payments calculated using the interest rate that would be used at the relevant time pursuant to the rules of section 1.2(1) of the Basic Plan (as in effect on September 21, 2001) for an “Actuarial Equivalent” lump sum (the “GATT Rate”), plus 150 basis points; provided, however, that, at Mr. Murray’s sole election, no less than twelve months prior to the previously elected payment date for a lump sum in accordance with the First Election (or to the extent applicable, any Subsequent Election), Mr. Murray may elect to change such payment date (a “Subsequent Election”) to a date not less than twelve months after the lump sum payment date Mr. Murray originally elected in his First Election (or the to extent applicable, any Subsequent Election); provided, further, that, notwithstanding the payment date elected in the First Election or a Subsequent Election, in the event the GATT Rate, as published for the month prior to the month in which his lump sum is to be paid (whether pursuant to a First Election or a Subsequent Election), is greater than six and three quarters percent (6-3/4%) (the “Threshold Rate”), then the lump sum shall not be paid, and Mr. Murray shall continue to receive annual payments with respect to the Twenty-Year Certain Only Portion, however, Mr. Murray shall receive the lump sum on the date that is twelve months following the date Mr. Murray previously elected pursuant to his most recent election on file (whether pursuant to a First Election or a Subsequent Election), if the GATT Rate is below the Threshold Rate; provided, further, that, without regard to whether the Threshold Rate exceeds the GATT Rate, Mr. Murray will be paid the remaining portion of the Twenty-Year Certain Only Portion in a lump sum on the second anniversary of the date that Mr. Murray elected in his most recent election on file (whether pursuant to a First Election or a Subsequent Election), unless Mr. Murray elects to change such payment date by making a Subsequent Election no less than twelve months prior to such payment date. If Mr. Murray should die before receiving the entire Twenty-Year Certain Only Portion, the right to make Subsequent Elections shall inure to the benefit of his designated beneficiary.

          IN WITNESS WHEREOF, this Amendment Six is adopted pursuant to the authority of the Committee and is executed by a duly authorized officer of the Company on the 10th day of October, 2001.

FLEETBOSTON FINANCIAL CORPORATION

By: /s/ WILLIAM C. MUTTERPERL
Name:	William C. Mutterperl
Title:	Executive Vice President, Secretary and General Counsel